Exhibit 99.1
LPL Financial Announces Fourth Quarter and Full-Year 2010 Financial Results
Record Levels of Advisory and Brokerage Assets Help Fuel Record Full Year Profitability
Strong Net New Advisor Growth Underpins Fourth Quarter Expansion
Boston, MA — February 7, 2011 — LPL Investment Holdings Inc. (NASDAQ: LPLA), (the “Company”), parent company of LPL Financial LLC (“LPL Financial”), announced today a fourth quarter net loss of $116.6 million, or $1.20 per diluted share, compared to fourth quarter 2009 net income of $18.6 million, or $0.19 per diluted share. Adjusted Net Income, which excludes certain non-cash charges and other adjustments, including charges related to the initial public offering (“IPO”), rose 6.2% for the fourth quarter to $44.7 million, or $0.42 per diluted share, from $42.1 million, or $0.43 per diluted share, in the fourth quarter of 2009. Adjusted EBITDA for the quarter was $99.2 million, up 4.5% from $94.8 million in the year-ago quarter. A reconciliation of these non-GAAP measures to GAAP measures, along with an explanation of these metrics, is provided below.
Net revenue for the fourth quarter of 2010 increased 11.6% to $820.0 million from $734.9 million in the fourth quarter of 2009. The strong revenue growth in the quarter was driven by double-digit growth in the Company’s advisory fee and asset-based revenues, combined with modest growth in transaction-based fees, as well as market appreciation.
The Company had a full-year 2010 net loss of $56.9 million, or $0.64 per diluted share, compared to a net income of $47.5 million, or $0.47 per diluted share, in 2009. The current-year net loss was driven by the previously disclosed charges recorded in the fourth quarter associated with the Company’s IPO. Adjusted Net Income for 2010 rose 33.3% to a record $172.7 million, or $1.71 per diluted share, versus $129.6 million, or $1.32 per diluted share, in 2009. Adjusted EBITDA for 2010 was $413.1 million, up 16.0% from $356.1 million in 2009.
Net revenue for 2010 was $3.1 billion, a 13.2% increase over the prior year. The solid growth was driven by strong growth in the Company’s advisory fee and asset-based revenues, as well as trail-based commissions, resulting from a combination of advisor-generated growth in assets as well as improved equity market performance relative to 2009.
“The commitment of our financial advisors to help their clients meet their financial goals, coupled with the strength of our business model and breadth of support we provide our customers, enabled us to deliver record profitability to shareholders despite the challenging operating environment of 2010,” said Mark Casady, LPL Financial chairman and CEO. “At the same time, we achieved many important milestones during 2010, including successfully completing our IPO, continuing to provide our advisors and institutions with greater value through our unique integrated technology platform, and expanding our product and service offerings.”
“The increasing demand for unbiased, conflict-free investment advice continues to fuel the strong momentum in our business development efforts. We achieved strong net new advisor growth during the quarter and continue to see excellent growth in our hybrid RIA platform that ended the year well over planned objectives. As we enter 2011, our new business pipeline remains on very solid footing as LPL Financial remains the top choice for advisors and institutions that value working in a conflict-free environment.”
Robert Moore, chief financial officer, said, “Our results for both the quarter and full year, which included record Adjusted EBITDA and Adjusted Net Income, were achieved through a combination of factors that include diverse sources of revenues, the majority of which are recurring; growth in advisory and brokerage assets; a continued focus on disciplined expense management; and instituting operational efficiencies across the organization. These factors, combined with our significant scale, enabled margin expansion for the year, furthering our ability to convert an even greater portion of revenue growth to bottom-line profitability. The successful refinancing of our debt along with our IPO, places the Company on a strong financial foundation as we look to further expand and grow into the future.”
Operational Highlights
•	Revenue increased 11.6% from the year-ago quarter. Key drivers of this growth include:
o	Advisory assets in the Company’s fee-based platforms were $93.0 billion at December 31, 2010, up 20.5% from $77.2 billion at December 31, 2009, outpacing the S&P 500, which increased 12.8% from December 31, 2009.

o	Net new advisory assets were $8.5 billion during the twelve months ended December 31, 2010, up 21.4% compared to $7.0 billion for the twelve months ended December 31, 2009, primarily driven by strong new business development in 2009 and mix shift toward a higher percentage of advisory business.

o	Asset-based fees increased by 21.5% due to growth in record-keeping, omnibus processing, and other administrative fees.

o	Mid single-digit commission and transaction fee growth reflects improving advisor confidence in the outlook for equity markets.
•	The Company added 494 net new advisors during the year ending December 31, 2010, including 206 advisors who moved their registrations from National Retirement Partners (“NRP”) to the Company, as noted below. This constitutes an increase of 427 net new advisors during the fourth quarter.

•	Total advisory and brokerage assets hit a record level of $315.6 billion as of December 31, 2010, up 13.0% compared to $279.4 billion as of December 31, 2009.

•	Assets under custody in the LPL Financial hybrid RIA platform, which provides integrated fee and commission-based capabilities for independent advisors with their own Registered Investment Adviser (“RIA”), grew to $13.5 billion as of December 31, 2010, and encompassed 114 RIA firms, compared to $7.3 billion and 92 RIA firms as of December 31, 2009. This strong growth in the firm’s RIA business over the last several years makes LPL Financial one of the largest RIA custodians in the industry.

•	Revenues generated from the Company’s cash sweep programs increased by $5.7 million, or 21.5%, to $32.2 million in the fourth quarter of 2010 compared to $26.5 million in the prior-year period. Variances in fees generated are impacted by assets in the Company’s cash sweep programs, which averaged $18.4 billion for the fourth quarter of 2010 and $18.7 billion for the year-ago quarter, as well as the effective federal funds rate, which averaged 0.19% for the fourth quarter of 2010 compared to 0.12% for the same period in the prior year. The effective federal funds rate remaining at historical low levels dampens revenue growth from cash sweep programs overall.

•	Interest expense for the fourth quarter of 2010 declined $5.4 million compared to the fourth quarter of 2009, largely as the result of debt refinancing in the second quarter of 2010, which included a redemption of the Company’s senior unsecured subordinated notes. At current interest rates, the Company expects annual interest savings of approximately $16.9 million.

•	In connection with the Company’s previously announced agreement to acquire certain assets of NRP, 206 advisors previously registered with (or licensed through) NRP transferred their securities and advisory licenses and registrations to LPL Financial. Approximately 3,800 client accounts with brokerage and advisory assets of $564.3 million were converted from NRP’s former clearing firm to the Company.
Conference Call
The Company will hold a conference call to discuss results at 8:30 a.m. EST on Tuesday, February 8, 2011. The conference call can be accessed by dialing 877-677-9122 (domestic) or 708-290-1401 (international) and entering passcode 35467436.
The conference call will also be webcast simultaneously on the Investor Relations section of Company’s website (www.lpl.com), where a replay of the call will also be available following the live webcast. A telephonic replay will be available one hour after the call and can be accessed by dialing 800-642-1687 (domestic) or 706-645-9291 (international) and entering passcode 35467436. The telephonic replay will be available until 11:59 p.m. on February 22, 2011.

Financial Highlights and Key Metrics
(Dollars in thousands except per share data and where noted)

	Three Months Ended December 31,			Year Ended December 31,
	2010	2009	Change	2010	2009	Change
Financial Highlights (unaudited)
Net Revenue	$819,955	$734,884	11.6%	$3,113,486	$2,749,505	13.2%
Net (Loss) Income	$(116,560)	$18,598	*	$(56,862)	$47,520	*
Adjusted Net Income (1)	$44,677	$42,057	6.2%	$172,720	$129,556	33.3%
(Loss) Earnings Per Share (diluted)	$(1.20)	$0.19	*	$(0.64)	$0.47	*
Adjusted Net Income per Share (1)	$0.42	$0.43	(2.3)%	$1.71	$1.32	29.5%
Adjusted EBITDA (1)	$99,159	$94,849	4.5%	$413,113	$356,068	16.0%

	As of December 31,
	2010	2009	Change

Metric Highlights
Financial Advisors (2)	12,444	11,950	4.1%
Advisory and Brokerage Assets (3) (billions)	$315.6	$279.4	13.0%
Net New Advisory Assets (4) (billions)	$8.5	$7.0	21.4%
Insured Cash Account Balances (billions)	$12.2	$11.6	5.2%
Money Market Account Balances (billions)	$6.9	$7.0	(1.4)%

*	Not meaningful
(1)	Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per share have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per share do not reflect all cash expenditures, future requirements for capital expenditures, or contractual commitments;
•	Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per share do not reflect changes in, or cash requirements for, working capital needs; and
•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt.
The reconciliation from net (loss) income to Adjusted EBITDA and Adjusted Net Income for the periods presented is as follows (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Net (loss) income	$(116,560)	$18,598	$(56,862)	$47,520
Interest expense	18,877	24,323	90,407	100,922
Income tax (benefit) expense	(71,645)	1,521	(31,987)	25,047
Amortization of purchased intangible assets and software (a)	9,257	14,416	43,658	59,577
Depreciation and amortization of all other fixed assets	9,308	12,284	42,379	48,719

EBITDA	(150,763)	71,142	87,595	281,785

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
EBITDA Adjustments:
Share-based compensation expense (b)	2,801	2,525	10,429	6,437
Acquisition and integration related expenses (c)	2,784	648	12,569	3,037
Restructuring and conversion costs (d)	6,122	20,139	22,835	64,078
Debt amendment and extinguishment costs (e)	—	—	38,633	—
Equity issuance and IPO related costs (f)	238,177	358	240,902	580
Other (g)	38	37	150	151

Total EBITDA Adjustments	249,922	23,707	325,518	74,283

Adjusted EBITDA	$99,159	$94,849	$413,113	$356,068

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Net (loss) income	$(116,560)	$18,598	$(56,862)	$47,520
After-Tax:
EBITDA Adjustments (h)
Share-based compensation expense (i)	2,263	1,940	8,400	5,146
Acquisition and integration related expenses	1,692	392	7,638	1,833
Restructuring and conversion costs	3,721	12,174	13,877	38,669
Debt amendment and extinguishment costs	—	—	23,477	—
Equity issuance and IPO related costs (j)	147,912	216	149,568	350
Other	23	23	91	91

Total EBITDA Adjustments	155,611	14,745	203,051	46,089

Amortization of purchased intangible assets and software (h)	5,626	8,714	26,531	35,947

Adjusted Net Income	$44,677	$42,057	$172,720	$129,556

Adjusted Net Income per share (k)	$0.42	$0.43	$1.71	$1.32
Weighted average shares outstanding — diluted	105,873	98,787	100,933	98,494

(a)	Represents amortization of intangible assets and software as a result of the Company’s purchase accounting adjustments from its merger transaction in 2005 and its 2007 broker-dealer acquisitions.

(b)	Represents share-based compensation related to vested stock options awarded to employees and non-executive directors based on the grant date fair value under the Black-Scholes valuation model.

(c)	Represents acquisition and integration costs resulting from certain of the Company’s 2007 broker-dealer acquisitions. Included in the year ended December 31, 2010, are expenditures for certain legal settlements that have not been resolved with the indemnifying party.

(d)	Represents organizational restructuring charges incurred in 2009 and 2010 for severance and one-time termination benefits, asset impairments, lease and contract termination fees and other transfer costs.

(e)	Represents debt amendment costs incurred in 2010 for amending and restating the credit agreement to establish a new term loan tranche and to extend the maturity of an existing tranche on the senior credit facilities, and debt extinguishment costs to redeem the subordinated notes, as well as certain professional fees incurred.

(f)	Represents equity issuance and related costs for the Company’s IPO, which was completed in the fourth quarter of 2010. Costs that were previously classified as restructuring and conversion have been reclassified to conform to current period presentation. Upon closing of the offering, the restriction of approximately 7.4 million shares of common stock issued to advisors under the Company’s Fifth Amended and Restated 2000 Stock Bonus Plan was released. Accordingly, the Company recorded a share-based compensation charge of $222.0 million, representing the offering price of $30.00 per share multiplied by 7.4 million shares.

(g)	Represents excise and other taxes.

(h)	EBITDA Adjustments and amortization of purchased intangible assets and software have been tax effected using a federal rate of 35% and the applicable effective state rate, which ranged from 4.23% to 4.71%, net of the federal tax benefit. In April 2010, a step up in basis of $89.1 million for internally developed software that was established at the time of the 2005 merger transaction became fully amortized, resulting in lower balances of intangible assets that are amortized.

(i)	Represents the after-tax expense of non-qualified stock options in which the Company receives a tax deduction upon exercise, and the full expense impact of incentive stock options granted to employees that have vested and qualify for preferential tax treatment and conversely, the Company does not receive a tax deduction. Share-based compensation for vesting of incentive stock options was $1.4 million and $1.0 million, respectively, for the three months ending December 31, 2010 and 2009, and $5.3 million and $3.2 million, respectively for the years ended December 31, 2010 and 2009.

(j)	Represents the after-tax expense of equity issuance and IPO related costs in which the Company receives a tax deduction, as well as the full expense impact of $8.1 million of offering costs incurred in the fourth quarter of 2010 in which the Company does not receive a tax deduction.

(k)	Represents Adjusted Net Income divided by weighted average number of shares outstanding on a fully diluted basis. Set forth is a reconciliation of (loss) earnings per share on a fully diluted basis as calculated in accordance with GAAP to Adjusted Net Income per share:

	For the Three
	Months Ended		For the Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

(Loss) earnings per share — diluted	$(1.20)	$0.19	$(0.64)	$0.47
Adjustment to include dilutive shares, not included in GAAP loss per share	0.10	—	0.08	—
Adjustment for allocation of undistributed earnings to stock units	—	—	—	0.01
After-Tax:
EBITDA Adjustments per share	1.47	0.15	2.01	0.47
Amortization of purchased intangible assets and software per share	0.05	0.09	0.26	0.37

Adjusted Net Income per share	$0.42	$0.43	$1.71	$1.32

(2)	Advisors are defined as those investment professionals who are licensed to do business with the Company’s broker-dealer subsidiaries.

(3)	Advisory and brokerage assets are comprised of assets that are custodied, networked, and non-networked and reflect market movement in addition to new assets, inclusive of new business development and net of attrition.

(4)	Represents net new advisory assets that are custodied in the Company’s fee-based advisory platforms.
Non-GAAP Financial Measures
Adjusted Net Income represents net income before: (a) share-based compensation expense, (b) amortization of intangible assets and software, a component of depreciation and amortization, resulting from the merger transaction in 2005 and the 2007 acquisition of certain broker-dealers, (c) debt amendment and extinguishment costs (d) restructuring and conversion costs and (e) equity issuance and IPO related costs. Reconciling items are tax effected using the income tax rates in effect for the applicable period, adjusted for any potentially non-deductible amounts. Adjusted Net Income per share represents Adjusted Net Income divided by weighted average outstanding shares on a fully diluted basis. The Company prepared Adjusted Net Income and Adjusted Net Income per share to eliminate the effects of items that it does not consider indicative of its core operating performance. The Company believes this measure provides investors with greater transparency by helping illustrate the underlying financial and business trends relating to results of operations and financial condition and comparability between current and prior periods. Adjusted Net Income and Adjusted Net Income per share are not measures of the Company’s financial performance under GAAP and should not be considered as an alternative to net income or earnings per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity.

Adjusted EBITDA is defined as EBITDA (net income plus interest expense, income tax expense, depreciation and amortization), further adjusted to exclude certain non-cash charges and other adjustments set forth in the table above. The Company presents Adjusted EBITDA because the Company considers it a useful financial metric in assessing the Company’s operating performance from period to period by excluding certain items that the Company believes are not representative of its core business, such as certain material non-cash items and other adjustments that are outside the control of management. Adjusted EBITDA is not a measure of the Company’s financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity. In addition, Adjusted EBITDA can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.
Forward-Looking Statements
This press release may contain forward-looking statements (regarding the Company’s future financial condition, results of operations, business strategy and financial needs, and other similar matters) that involve risks and uncertainties. Forward-looking statements can be identified by words such as “anticipates,” “expects,” “believes,” “plans,” “predicts,” and similar terms. Forward-looking statements are not guarantees of future performance and actual results may differ significantly from the results discussed in the forward-looking statements. Important factors that may cause such differences include, but are not limited to, changes in general economic and financial market conditions, fluctuations in the value of assets under management, effects of competition in the financial services industry, changes in the number of the Company’s financial advisors and institutions and their ability to effectively market financial products and services, the effect of current, pending and future legislation, regulation and regulatory actions, and other factors set forth in the Company’s Prospectus filed on November 18, 2010, which is available on www.sec.gov.
About LPL Financial
LPL Financial, a wholly owned subsidiary of LPL Investment Holdings Inc., is an independent broker-dealer. LPL Financial and its affiliates offer proprietary technology, comprehensive clearing and compliance services, practice management programs and training, and independent research to over 12,400 independent financial advisors and financial advisors at financial institutions. Additionally, LPL Financial supports approximately 4,000 financial advisors who are affiliated and licensed with insurance companies with customized clearing, advisory platforms and technology solutions. LPL Financial and its affiliates have over 2,500 employees with employees and offices in Boston, Charlotte, and San Diego. For more information, please visit www.lpl.com. Member FINRA/SIPC
# # #
LPLA-F

Media Relations	Investor Relations
Joseph Kuo	Mark Barnett
LPL Financial	LPL Financial
Phone: 704-733-3931	Phone: 617-897-4574
Email: media.inquiries@lpl.com	Email: investor.relations@lpl.com

LPL Investment Holdings Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands except per share data and where noted)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,		%	December 31,		%
	2010	2009	Change	2010	2009	Change

Revenues
Commissions	$426,397	$392,755	8.6%	$1,620,811	$1,477,655	9.7%
Advisory fees	226,407	196,630	15.1%	860,227	704,139	22.2%
Asset-based fees	87,020	71,606	21.5%	317,505	272,893	16.3%
Transaction and other fees	68,410	63,863	7.1%	274,148	255,574	7.3%
Other	11,721	10,030	16.9%	40,795	39,244	4.0%

Net revenues	819,955	734,884	11.6%	3,113,486	2,749,505	13.2%

Expenses
Production	802,167	516,878	55.2%	2,397,535	1,904,579	25.9%
Compensation and benefits	85,632	72,280	18.5%	308,656	270,436	14.1%
General and administrative	56,430	53,257	6.0%	233,015	218,416	6.7%
Depreciation and amortization	18,565	26,700	(30.5)%	86,037	108,296	(20.6)%
Restructuring charges	3,488	17,000	(79.5)%	13,922	58,695	(76.3)%
Other	23,025	4,291	436.6%	34,826	15,294	127.7%

Total operating expenses	989,307	690,406	43.3%	3,073,991	2,575,716	19.3%

Non-operating interest expense	18,877	24,323	(22.4)%	90,407	100,922	(10.4)%
Loss on extinguishment of debt	—	—	*	37,979	—	*
(Gain) loss on equity method investment	(24)	36	*	(42)	300	*

Total expenses	1,008,160	714,765	41.0%	3,202,335	2,676,938	19.6%

(Loss) Income before (benefit) provision for income taxes	(188,205)	20,119	*	(88,849)	72,567	*
(Benefit) Provision for income taxes	(71,645)	1,521	*	(31,987)	25,047	*

Net (loss) income	$(116,560)	$18,598	*	$(56,862)	$47,520	*

(Loss) Earnings per share
Basic	$(1.20)	$0.21	*	$(0.64)	$0.54	*
Diluted	$(1.20)	$0.19	*	$(0.64)	$0.47	*

*	Not meaningful

LPL Investment Holdings Inc.
Financial Highlights
(Dollars in thousands, unless otherwise noted)
(Unaudited)

	Three Month Quarterly Results
	Q4 2010	Q3 2010	Q2 2010	Q1 2010	Q4 2009

REVENUES
Commissions	$426,397	$385,273	$420,169	$388,972	$392,755
Advisory fees	226,407	212,344	215,146	206,330	196,630
Asset-based fees	87,020	81,599	77,436	71,450	71,606
Transaction and other fees	68,410	70,243	68,132	67,363	63,863
Other	11,721	10,505	9,278	9,291	10,030

Net revenues	819,955	759,964	790,161	743,406	734,884

EXPENSES
Production (1)	802,167	525,628	556,538	513,202	516,878
Compensation and benefits	85,632	74,627	74,822	73,575	72,280
General and administrative	56,430	68,798	54,550	53,237	53,257
Depreciation and amortization	18,565	19,772	22,110	25,590	26,700
Restructuring charges	3,488	1,863	4,622	3,949	17,000
Other	23,025	3,750	3,274	4,777	4,291

Total operating expenses	989,307	694,438	715,916	674,330	690,406

Non-operating interest expense	18,877	19,511	27,683	24,336	24,323
Loss on extinguishment of debt	—	—	37,979	—	—
Gain (loss) on equity method investment	(24)	3	(45)	24	36

Total expenses	1,008,160	713,952	781,533	698,690	714,765

(LOSS) INCOME BEFORE PROVISION FOR INCOME TAXES	(188,205)	46,012	8,628	44,716	20,119
(BENEFIT) PROVISION FOR INCOME TAXES (2)	(71,645)	19,868	628	19,162	1,521

NET (LOSS) INCOME	$(116,560)	$26,144	$8,000	$25,554	$18,598

(LOSS) EARNINGS PER SHARE
Basic	$(1.20)	$0.30	$0.09	$0.29	$0.21
Diluted	$(1.20)	$0.26	$0.08	$0.25	$0.19
FINANCIAL CONDITION
Total Cash & Cash Equivalents	$419,208	$442,547	$402,741	$324,761	$378,594
Total Assets	$3,646,167	$3,364,896	$3,315,310	$3,343,286	$3,336,936
Total Debt (3)	$1,386,639	$1,390,132	$1,393,625	$1,407,117	$1,369,223
Stockholders’ Equity	$1,173,755	$927,335	$897,863	$883,157	$850,875
Capital Expenditures (4)	$12,161	$7,282	$2,189	$1,463	$1,910
KEY METRICS
Financial Advisors	12,444	12,017	12,066	12,026	11,950
Advisory and Brokerage Assets (billions)	$315.6	$293.3	$276.9	$284.6	$279.4
Insured Cash Account Balances (5) (billions)	$12.2	$11.7	$11.8	$11.4	$11.6
Money Market Account Balances (5) (billions)	$6.9	$6.9	$7.2	$6.7	$7.0
Adjusted EBITDA (6)	$99,159	$98,633	$109,864	$105,457	$94,849
Adjusted Net Income (6)	$44,677	$40,526	$46,418	$41,099	$42,057
Adjusted Net Income per share (6)	$0.42	$0.41	$0.47	$0.42	$0.43

(1)	Upon closing of the Company’s IPO in the fourth quarter of 2010, the restriction of approximately 7.4 million shares of common stock issued to advisors under the Fifth Amended and Restated 2000 Stock Bonus Plan was released. Accordingly, the Company recorded a share-based compensation charge of $222.0 million in the fourth quarter of 2010, representing the offering price of $30.00 per share multiplied by 7.4 million shares. This charge has been classified as production expense in the Company’s consolidated statements of income.

(2)	The Company reported a low effective income tax rate for the three months ended June 30, 2010, due to a favorable state apportionment ruling covering the current and previous years and due to the revision of certain settlement contingencies for prior periods. The ruling resulted in a reduction of

27.8% and the revision to settlement contingencies resulted in a reduction of 9.6%, respectively, to the Company’s effective income tax rate.

(3)	Represents borrowings on the Company’s senior secured credit facility, senior unsecured subordinated notes, revolving line of credit and bank loans payable.

(4)	Represents capital expenditures incurred during the three months ended as of each reporting period.

(5)	Represents insured cash and money market account balances as of each reporting period.

(6)	The reconciliation from net (loss) income to Adjusted EBITDA and Adjusted Net Income for the periods presented is as follows (in thousands):

	Q4	Q3	Q2	Q1	Q4
	2010	2010	2010	2010	2009
			(unaudited)

Net (loss) income	$(116,560)	$26,144	$8,000	$25,554	$18,598
Interest expense	18,877	19,511	27,683	24,336	24,323
Income tax (benefit) expense	(71,645)	19,868	628	19,162	1,521
Amortization of purchased intangible assets and software (a)	9,257	9,352	10,938	14,111	14,416
Depreciation and amortization of all other fixed assets	9,308	10,420	11,172	11,479	12,284

EBITDA	$(150,763)	$85,295	$58,421	$94,642	$71,142
EBITDA Adjustments:
Share-based compensation expense (b)	$2,801	$2,853	$2,239	$2,536	$2,525
Acquisition and integration related expenses (c)	2,784	6,268	3,377	140	648
Restructuring and conversion costs (d)	6,122	3,115	5,619	7,979	20,139
Debt amendment and extinguishment costs (e)	—	28	38,484	121	—
Equity issuance and IPO related costs (f)	238,177	1,038	1,687	—	358
Other (g)	38	36	37	39	37

Total EBITDA Adjustments	249,922	13,338	51,443	10,815	23,707

Adjusted EBITDA	$99,159	$98,633	$109,864	$105,457	$94,849

Net (loss) income	$(116,560)	$26,144	$8,000	$25,554	$18,598
After-Tax:
EBITDA Adjustments (h)
Share-based compensation expense (i)	2,263	2,257	1,870	2,010	1,940
Acquisition and integration related expenses	1,692	3,809	2,052	85	392
Restructuring and conversion costs	3,721	1,918	3,415	4,823	12,174
Debt amendment and extinguishment costs	—	17	23,387	73	—
Equity issuance and IPO related costs (j)	147,912	631	1,025	—	216
Other	23	22	22	24	23

Total EBITDA Adjustments	155,611	8,654	31,771	7,015	14,745

Amortization of purchased intangible assets and software (h)(i)	5,626	5,728	6,647	8,530	8,714

Adjusted Net Income	$44,677	$40,526	$46,418	$41,099	$42,057

Adjusted Net Income per share (k)	$0.42	$0.41	$0.47	$0.42	$0.43
Weighted average shares outstanding — diluted	105,873	99,612	99,487	98,945	98,787

(a)	Represents amortization of intangible assets and software as a result of the Company’s purchase accounting adjustments from its merger transaction in 2005 and its 2007 broker-dealer acquisitions.

(b)	Represents share-based compensation for stock options awarded to employees and non-executive directors based on the grant date fair value under the Black-Scholes valuation model.

(c)	Represents acquisition and integration costs resulting from certain of the Company’s 2007 broker-dealer acquisitions. Included in the three months ended September 30, 2010, are expenditures for certain legal settlements that have not been resolved with the indemnifying party.

(d)	Represents organizational restructuring charges incurred in 2009 and 2010 for severance and one-time termination benefits, asset impairments, lease and contract termination fees, and other transfer costs.

(e)	Represents debt amendment costs incurred in 2010 for amending and restating the credit agreement to establish a new term loan tranche and to extend the maturity of an existing tranche on the senior credit facilities, and debt extinguishment costs to redeem the subordinated notes, as well as certain professional fees incurred.

(f)	Represents equity issuance and related costs for the Company’s IPO, which was completed in the fourth quarter of 2010. Costs that were previously classified as restructuring and conversion have been reclassified to conform to current period presentation. Upon closing of the offering, the restriction of approximately 7.4 million shares of common stock issued to advisors under the Company’s Fifth Amended and Restated 2000 Stock Bonus Plan was released. Accordingly, the Company recorded a share-based compensation charge of $222.0 million, representing the initial public offering price of $30.00 per share multiplied by 7.4 million shares.

(g)	Represents excise and other taxes.

(h)	EBITDA Adjustments and amortization of purchased intangible assets, a component of depreciation and amortization, have been tax effected using a federal rate of 35% and the applicable effective state rate, which ranged from 4.23% to 4.71%, net of the federal tax benefit.

(i)	Represents amortization of intangible assets and software which were $9.3 million, $9.4 million, $10.9 million, $14.1 million and $14.4 million before taxes for the three months ended December 31, 2010, September 30, 2010, June 30, 2010, March 31, 2010, and December 31, 2009, respectively. The amortization of intangible assets and software was a result of the purchase accounting adjustments from the Company’s merger transaction in 2005 and its Company’s 2007 broker-dealer acquisitions. In April 2010, a step up in basis of $89.1 million for internally developed software that was established at the time of the 2005 merger transaction became fully amortized, resulting in lower balances in those intangible assets that are amortized.

(j)	Represents the after-tax expense of equity issuance and IPO related costs in which the Company receives a tax deduction, as well as the full expense impact of $8.1 million of offering costs incurred in the fourth quarter of 2010 in which the Company does not receive a tax deduction.

(k)	Set forth is a reconciliation of (loss) earnings per share on a fully diluted basis as calculated in accordance with GAAP to Adjusted Net Income per share:

	Q4	Q3	Q2	Q1	Q4
	2010	2010	2010	2010	2009
		(unaudited)

(Loss) earnings per share — diluted	$(1.20)	$0.26	$0.08	$0.25	$0.19
Adjustment to include dilutive shares, not included in GAAP loss per share	0.10	—	—	—	—
Adjustment for allocation of undistributed earnings to stock units	—	—	—	0.01	—
After-Tax:
EBITDA Adjustments per share	1.47	0.09	0.32	0.07	0.15
Amortization of purchased intangible assets per share	0.05	0.06	0.07	0.09	0.09

Adjusted Net Income per share	$0.42	$0.41	$0.47	$0.42	$0.43